Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

TAP PRIVATE EQUITY INDEX FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares. $0.00001 par value	457 (o)			$1,000,000.00	0.0001531	$153.10
Total Offering Amounts						$1,000,000.00		$153.10
Total Fees Previously Paid								$-
Total Fee Offsets								$-
Net Fee Due								$153.10

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed.